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                                                                  Exhibit (k)(5)


                                     FORM OF
                             FUND EXPENSE AGREEMENT


                  Agreement dated as of December [ ], 2001 between Salomon Smith Barney Inc. ("Salomon Smith Barney") and The Bank of New York (the "Service Provider"), in its capacities as administrator, custodian, paying agent and collateral agent for Equity Securities Trust II (the "Trust").

                  WHEREAS the Trust is a statutory business trust organized under the Business Trust Act of the State of Delaware pursuant to a Declaration of Trust dated as of October 30, 2001, as amended and restated as of December
[ ], 2001 (the "Trust Agreement"); and

                  WHEREAS Salomon Smith Barney desires to make provision for the payment of certain initial and ongoing expenses of the Trust.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

                  1. Definitions. (a) Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

                  (b)  The following terms shall have the following meanings:

                  "Additional Expense" means the Ordinary Expense the incurring of which will require the Service Provider to provide the Additional Expense Notice pursuant to Section 3(a) hereof and any Ordinary Expense incurred thereafter.

                  "Additional Expense Notice" means the notice required to be given by the Service Provider to Salomon Smith Barney pursuant to Section 3(a)(i) hereof.

                  "Closing Date" shall have the meaning ascribed thereto in the Underwriting Agreement.

                  "Ordinary Expense" of the Trust means any expense of the Trust other than any expense of the Trust arising under Sections 2.2(e) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section 7.6 of the Trust Agreement.

                  "Up-front Fee Amount" means the amount set forth as such on
Schedule I hereto payable as a one-time payment to the Service Provider in respect of its collective services as Administrator, Custodian, Paying Agent and Collateral Agent for the entire term of the Trust.

                  "Up-front Expense Amount" means the amount set forth as such on Schedule I hereto payable as a one-time payment to the Service Provider in respect of Ordinary Expenses anticipated to be incurred by the Administrator on behalf of the Trust, pursuant to the Administration Agreement, during the term of the Trust.
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                  2. Agreement to Pay Up-front Fees and Expenses. Salomon Smith
Barney agrees to pay to the Service Provider in New York Clearing House funds on the Closing Date the Up-front Fee Amount and the Up-front Expense Amount.

                  3. Agreement to Pay Additional Expenses. (a) Prior to incurring any Ordinary Expense on behalf of the Trust that, together with all prior Ordinary Expenses incurred by the Administrator on behalf of the Trust, would cause the aggregate amount of Ordinary Expenses of the Trust to exceed the Up-front Expense Amount, the Administrator shall provide to Salomon Smith Barney
(i) prompt written notice to the effect that the aggregate amount of Ordinary Expenses of the Trust will exceed the Up-front Expense Amount, and (ii) an accounting, in such detail as shall be reasonably acceptable to Salomon Smith Barney, of all Ordinary Expenses incurred on behalf of the Trust through the date of the Additional Expense Notice.

                  (b) From and after the date of the Additional Expense Notice, the Service Provider agrees that it will not, without the prior written consent of Salomon Smith Barney, incur on behalf of the Trust (i) any single expense in excess of $3,000 or (ii) in any calendar quarter, expenses aggregating in excess of $15,000. Subject to the foregoing, the Service Provider shall give notice to Salomon Smith Barney in writing promptly following the incurring of any Additional Expense. Such notice shall be accompanied by any demand, bill, invoice or other similar document in respect of such Additional Expense.

                  (c) Subject to the first sentence of paragraph (b) of this
Section 3, Salomon Smith Barney agrees to pay to the Service Provider from time to time the amount of any Additional Expense. Payment by Salomon Smith Barney of any Additional Expense shall be made in New York Clearing House funds by the later of (i) five Business Days after the receipt by Salomon Smith Barney of written notice from the Service Provider of the incurring thereof or (ii) the due date for the payment of such Additional Expense.

                  (d) Salomon Smith Barney may contest in good faith the reasonableness of any Additional Expense and the parties shall attempt to resolve amicably the disagreement; provided that if the parties cannot resolve the dispute by the due date hereunder with respect to such Additional Expense, subject to the first sentence of paragraph (b) of this Section 3, Salomon Smith Barney shall pay the amount of such Additional Expense, subject to later adjustment and credit if such dispute is resolved in favor of Salomon Smith Barney.

                  4. Condition to Payment. The obligations of Salomon Smith Barney hereunder shall be subject to the condition that the Trust's Equity Trust Securities shall have been issued and paid for on the Closing Date.

                  5. Trust Termination; Refund of Unused Expense Funds. If at the termination of the Trust in accordance with Section 8.3 of the Trust Agreement the aggregate amount of Ordinary Expenses incurred by the Service Provider on behalf of the Trust through the date of termination shall be less than the Up-front Expense Amount, the Service Provider shall, promptly following the date of such termination, pay to Salomon Smith Barney in New York Clearing House funds the amount of such excess.
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                  6. Termination of Administration Agreement. If the
Administration Agreement is terminated in accordance with Section 4.1 thereof, the Service Provider shall promptly pay to Salomon Smith Barney (i) the ratable portion of its Up-front Fee Amount for the period from the date of the termination of the Administration Agreement to the Exchange Date and (ii) any unexpended portion of the Up-front Expense Amount.

                  7. Statements and Reports. The Service Provider shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any Ordinary Expenses and Additional Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Salomon Smith Barney shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

                  8. Term of Contract. This Agreement shall continue in effect until the termination of the Trust in accordance with Section 8.3 of the Trust Agreement.

                  9. No Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

                  10. Amendments. The Service Provider agrees that it will not consent to any amendment to any of the Administration Agreement, the Custodian Agreement, the Paying Agent Agreement or the Collateral Agreement without the prior written consent of Salomon Smith Barney.

                  11. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

                  12. Notices. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. A copy of any communication to Salomon Smith Barney shall be furnished to Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006,
Attention: Raymond B. Check, provided that in each case the failure to furnish such copy shall not affect the effectiveness of any such communication. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

                  13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
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                  14. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

                  15. Force Majeure. The Service Provider shall not be liable for any claims, losses, liabilities, damages or expenses (including attorneys' fees and expenses) due to forces beyond the reasonable control of the Service Provider, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; provided that this provision shall not protect the Service Provider against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

                  16. Counterparts. This Agreement may be signed in counterpart with all of such counterparts constituting one and the same instrument.
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                                                                      SCHEDULE I
                                                       to Fund Expense Agreement


Up-front Fee Amount:                                          $[      ]

Up-front Expense Amount:                                      $[      ]